Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO K2 INC. THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

AMENDED AND RESTATED

CONVERTIBLE SUBORDINATED DEBENTURE

Originally Issued: February 14, 2003	$12,500,000
Amended and Restated: June 4, 2003

FOR VALUE RECEIVED, K2 INC., a corporation organized under the laws of the State of Delaware (hereinafter called the “Borrower”), hereby promises to pay to the order of SPORTING GOODS INVESTMENT II, LP or its registered assigns (the “Holder”) the sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000) on March 3, 2010 (the “Maturity Date”) and to pay interest on the unpaid principal balance hereof at the rate of seven and one quarter percent (7.25%) per annum from February 14, 2003 (the “Issue Date”) and to pay Additional Interest, if any, until the same becomes due and payable (which interest shall accrue on a daily basis), whether on any payment date, maturity or upon conversion, acceleration or otherwise. Any amount of principal of or interest on this Debenture which, to the extent not converted in accordance with the provisions hereof, is not paid when due (after giving effect to any applicable cure periods) shall bear interest at the rate of ten percent (10%) per annum (“Default Interest”) from the due date thereof, if no cure period is applicable, and otherwise after the lapse of any applicable cure periods until the same is paid. The interest to be paid pursuant to this Debenture shall be calculated based on a 360-day year and shall commence accruing on the Issue Date and shall be payable quarterly. All payments of principal and interest (to the extent not converted into shares of the Borrower’s common stock, par value $1.00 per share (“Common Stock”), in accordance with the terms hereof) shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Debenture. The Maturity Date is subject to extension, at the option of the Holder, as provided in Article IV hereof. This Debenture is being issued by the Borrower pursuant to the Securities Purchase Agreement, dated as of November     , 2002, among the Borrower and the persons identified on the signature pages thereof as “Buyers” (the “Purchase Agreement”). Each capitalized term used, but not otherwise defined, herein shall have the meaning ascribed thereto in the Purchase Agreement. For purposes hereof, the term “Debentures” shall be deemed to refer to this Debenture, all other convertible subordinated debentures issued pursuant to the Purchase

Agreement and all convertible subordinated debentures issued in replacement hereof or thereof or otherwise with respect hereto or thereto.

I. REDEMPTION

A. Mandatory Redemption. If any of the following events (each, a “Mandatory Redemption Event”) shall occur:

1. The Borrower fails to pay the principal hereof or interest thereon or any fee when due on this Debenture (and, in the case of the failure to pay any accrued interest or fee when due, such failure continues for a period of 30 days following the due date thereof), whether at maturity, on the quarterly payment date, upon acceleration or otherwise;

2. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

3. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower (and, in the case of any proceeding filed against the Borrower, such proceeding is not dismissed within 60 days of its commencement);

4. (i) The consolidation, merger or other business combination of the Borrower with or into another person (other than a consolidation, merger or other business combination in which holders of the Borrower’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities), (ii) the sale or transfer of all or substantially all of the Borrower’s assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the outstanding Common Stock unless holders of the Borrower’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity (the occurrence of an event described in the preceding clauses (i), (ii) or (iii), being referred to herein as a “Change of Control”);

5. The Borrower breaches any covenant contained in Article II.A.2 or Article III hereof or Sections 2(g), 4(c), 4(d), 4(h), 4(i), 4(k) or 5 of the Purchase Agreement or Section 2(a) of the Registration Rights Agreement or the registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement has not been declared effective by the date that is 270 days following the Closing Date and any such breach continues uncured for a period of thirty (30) days after written notice thereof to the Borrower from any holder of Debentures; or

6. The Borrower is in default in the payment of any principal or interest on any indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto and as a consequence of such default such indebtedness has become, or has been declared, due and payable before its stated maturity.

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs 1, 4, 5 or 6 at the option of the holders of at least 50% of the then outstanding principal amount of the Debentures exercisable by the delivery of written notice (the “Mandatory Redemption Notice”) to the Borrower of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs 2 or 3, the then outstanding Debentures shall become immediately redeemable and the Borrower shall purchase each holder’s outstanding Debentures for an amount equal to the greater of:

(i) 105% multiplied by the sum of (a) the then outstanding principal amount of the Debentures, plus (b) all accrued and unpaid interest thereon for the period beginning on the Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the “Mandatory Redemption Date”), plus (c) Default Interest, if any, on the amounts referred to in clauses (a) and/or (b), plus (d) all other amounts owed to such holder pursuant to the terms of this Agreement, the Purchase Agreement or the Registration Rights Agreement, and

(ii) the “parity value” of the Debentures to be redeemed, where parity value means, as of any date of determination, the product of (x) the number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Debentures in accordance with the terms hereof (without giving any effect to any limitations on conversions of Debentures contained herein) multiplied by (y) the highest Closing Price (as defined below) for the Common Stock during the period beginning on the date of first occurrence of the Mandatory Redemption Event and ending one day prior to the Mandatory Redemption Date (the greater of such amounts set forth in clauses (i) and (ii) above being referred to as the “Mandatory Redemption Amount”).

The Mandatory Redemption Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and Holder shall be entitled to exercise all other rights and remedies available at law or in equity. “Closing Price,” as of any date, means the last sale price of the Common Stock on the NYSE as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to and hereafter designated by the holders of a majority of the outstanding principal amount of the Debentures and the Borrower (“Bloomberg”) or, if the NYSE is not the principal trading market for such security, the last sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no last sale price of such security is available in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date in the manner provided above, the Closing Price shall be the fair market value as determined in good faith by the Board of Directors of the Borrower (and set forth in a resolution).

B. Failure to Pay Redemption Amounts. In the case of a Mandatory Redemption Event, if the Borrower fails to pay the Mandatory Redemption Amount within five (5) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, the Holder shall have the right (and the Borrower shall have the obligation) at anytime, and from time to time after the failure to timely pay the Mandatory Redemption Amount, so long as the Mandatory Redemption Event continues, to require the Borrower, upon written notice, to immediately issue (in accordance with and subject to the terms of Article II below), in lieu of the portion of the Mandatory Redemption Amount with respect to which such election is made, the number of shares of Common Stock of the Borrower equal to such applicable redemption amount divided by the Conversion Price (as defined below).

C. Optional Redemption by the Borrower. From and after February 14, 2006 and so long as a Registration Statement (as defined in the Registration Rights Agreement) has been effective for the thirty (30) day period prior to the proposed redemption date, the Borrower may, at its option, redeem all but not less than all of this Debenture, upon notice as set forth in Article I.E hereof, and the Borrower shall pay the Holder the appropriate redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption, if redeemed during the 12-month period beginning on February 14 of the years indicated below:

Year	Redemption Price
2006	105%
2007	103.5%
2008	102.5%
2009	100%
2010	100%

D. Optional Redemption by the Borrower Upon a Change of Control. The Borrower, or the successor entity as the case may be, shall have the right to redeem all but not less than all of this Debenture, upon notice as set forth in Article I.E hereof, at any time on or after the occurrence of a Change of Control and so long as a Registration Statement (as defined in the Registration Rights Agreement) has been effective for the thirty (30) day period prior to the proposed redemption date, at a price equal to 105% of the principal amount of the Debenture called for redemption, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption.

E. Notice of Optional Redemption; Payment of Optional Redemption. In case the Borrower shall desire to exercise the right to redeem this Debenture pursuant to subsection (c) or (d) hereof, it shall fix a date for redemption, and it shall mail or cause to be mailed a notice of such redemption at least fifteen (15) and not more than forty-five (45) days prior to the date fixed for redemption to the Holder. Such mailing shall be by first class mail. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder shall not affect the validity of the proceedings for the redemption of this Debenture.

Each such notice of redemption shall specify the aggregate principal amount of this Debenture to be redeemed (which shall be not less than the principal amount then outstanding), the date fixed for redemption, the redemption price at which this Debenture is to be redeemed, the place or places of payment, that payment will be made upon presentation and surrender of this Debenture, that interest accrued to, but excluding, the date fixed for redemption will be paid as specified in said notice, and that on and after said date interest thereon redeemed will cease to accrue. Such notice shall also state the current Conversion Price and the date on which the right to convert this Debenture into Common Stock will expire (which date shall not be sooner than the date fixed for redemption of this Debenture).

If notice of redemption has been given as above provided, this Debenture shall, unless converted into Common Stock pursuant to the terms hereof, become due and payable on the date and at the place or places stated in such notice at the applicable redemption price, and interest accrued to, but excluding, the date fixed for redemption, and on and after said date (unless the Borrower shall default in the payment of the Debenture at the redemption price and interest accrued to, but excluding, said date) interest on this Debenture shall cease to accrue and the Debenture shall cease after the close of business on the Business Day next preceding the date fixed for redemption to be convertible into Common Stock and the Holder shall have no rights in respect of this Debenture except the right to receive the redemption price thereof and unpaid interest to, but excluding, the date fixed for redemption. On presentation and surrender of this Debenture at a place of payment specified in said notice, this Debenture shall be paid and redeemed by the Borrower at the applicable redemption price and interest accrued thereon to, but excluding, the date fixed for redemption; provided that, if the applicable redemption date is an interest payment date, the quarterly payment of interest becoming due on such date shall be payable to the Holder on the relevant record date.

F. Refinancing Event Put. Upon the occurrence of a Refinancing Event, the Holder may, in accordance with the procedures set forth below, elect to cause the Borrower to repurchase all, but not less than all, of this Debenture (a “Refinancing Event Put”) at a purchase price equal to 101% of the aggregate principal amount of this Debenture then outstanding plus accrued and unpaid interest thereon to the date of repurchase minus any Additional Interest that would have been paid absent the Holder’s election to exercise the Refinancing Event Put (the “Refinancing Event Put Price”). Not less than 30 days and not more than 60 days after the Borrower has provided written notice to the Holder of the occurrence of a Refinancing Event, the Holder may elect to deliver a written notice to the Borrower stating:

(i) that the Holder has elected to exercise its Refinancing Event Put in accordance with this Section;

(ii) the purchase price and the purchase date, which will be no earlier than 30 days and not later than 60 days from the date such notice is received by the Borrower (the “Refinancing Event Repurchase Date”); and

(iii) the account to which the Refinancing Event Put Price should be deposited.

On the Refinancing Event Repurchase Date, the Borrower shall, to the extent lawful and to the extent that such repurchase is not then prohibited by the terms of any Senior Indebtedness then outstanding, deposit the Refinancing Event Put Price into the account designated by the Holder for such purpose and the Holder shall deliver this Debenture to the Borrower for cancellation.

II. CONVERSION AT THE OPTION OF HOLDER

A. Optional Conversion

1. Conversion Amount. Subject to the restrictions set forth in Article II.A.2 below, the Holder may, at its option at any time and from time to time prior to 5:00 pm, Eastern Standard Time, on the Maturity Date, convert all or any portion of this Debenture into Common Stock as set forth below (an “Optional Conversion”). This Debenture shall be convertible into such number of fully paid and nonassessable shares of Common Stock as such Common Stock exists on the Issue Date, or any other shares of capital stock or other securities of the Borrower into which such Common Stock is thereafter changed or reclassified, as is determined by dividing (a) the Conversion Amount (as defined below) by (b) the Conversion Price (as defined in Article II.B below); provided, however, that in no event shall Holder be entitled to convert this Debenture in exercise of that dollar amount of Debentures upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Debenture or the unexercised or unconverted portion of any other securities of the Borrower (excluding however the New Warrants but including, without limitation, the warrants issued by the Borrower pursuant to the Purchase Agreement (the “Warrants”)) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the portion of this Debenture plus the number of shares of Common Stock issuable upon exercise of the New Warrants, in each case with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and Holder’s affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso and (ii) such proviso may not be amended without (a) the written consent of the Holder and the Borrower and (b) the approval of the holders of a majority of Borrower’s Common Stock present, or represented by proxy, and voting at any meeting called to vote on such proviso. “Conversion Amount” means (i) the portion of the principal amount of this Debenture being converted, plus (ii) all accrued and unpaid interest thereon for the period beginning on the Issue Date and ending on the Conversion Date (as defined in Article II.B.1), plus (iii) Default Interest, if any, on the amounts referred to in the immediately preceding clauses (i) and/or (ii), plus (iv) all other amounts owed to Holder pursuant to this Debenture or the Registration Rights Agreement.

2. Trading Market Limitation. Unless the Borrower either (i) is permitted (or not prohibited) by the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded to issue shares of Common Stock upon conversion of or otherwise pursuant to the Debentures in excess of the Maximum Share Amount (as defined below) or (ii) has obtained stockholder approval of the issuance of shares of Common Stock upon conversion of or otherwise pursuant to the Debentures in excess of the Maximum Share Amount in accordance with applicable law and the rules and regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Borrower or any of its securities (the “Stockholder Approval”), in no event shall the total number of shares of Common Stock issued upon conversion of or otherwise pursuant to the Debentures (including any shares of capital stock or rights to acquire shares of capital stock issued by the Borrower which are aggregated or integrated with the Common Stock issued or issuable upon conversion of or otherwise pursuant to the Debentures for purposes of any such rule or regulation) exceed the maximum number of shares of Common Stock which the Borrower can so issue pursuant to any rule or regulation of the NYSE (or any other principal United States securities market on which the Common Stock trades) (the “Maximum Share Amount”), which as of the Issue Date shall be 3,586,620 (19.99% of the total shares of Common Stock outstanding on the Issue Date), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. With respect to each Holder of Debentures, the Maximum Share Amount shall refer to such Holder’s pro rata share thereof determined in accordance with Article V.I below. In the event that the sum of (x) the aggregate number of shares of Common Stock actually issued upon conversion of or otherwise pursuant to the Debentures, plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of or otherwise pursuant to the then outstanding Debentures at the then effective Conversion Price represents at least one hundred percent (100%) of the Maximum Share Amount (the “Triggering Event”), the Borrower will use its best efforts to seek and obtain Stockholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event.

B. Conversion Price

1. Calculation of Conversion Price. Subject to subparagraph 2 below, the “Conversion Price” shall mean $11.92. The Conversion Price shall be subject to adjustment from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring after the Issue Date. “Closing Bid Price” means, for any security as of any date, the closing bid price on the NYSE as reported by Bloomberg or, if the NYSE is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no closing bid price of such security is available in any of the foregoing manners, the average of the bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date in the manner provided above, the Closing Bid Price shall be the fair market value as determined in good faith by the Board of Directors of the Borrower (and set forth in a resolution). “Trading Day” shall mean any day on which the Common Stock is traded for any period on the NYSE, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

2. Conversion Price During Major Announcements. Notwithstanding anything contained in subparagraph 1 of this Paragraph B to the contrary, if any time prior to the date that is 90 days following the Closing Date, the Borrower makes a public announcement that it intends to consummate a Change of Control, other than a Change of Control involving the acquisition by the Borrower of any person or all or substantially all of the assets of any person (the date of such an announcement is referred to hereinafter as the “Announcement Date”), then the Conversion Price shall, effective on the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal, for each such date, to the lower of (x) the Closing Bid Price on the Announcement Date and (y) the Conversion Price that would otherwise be in effect on such date. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph 1 of this Article II.B. For purposes hereof, “Adjusted Conversion Price Termination Date” shall mean, with respect to any proposed transaction or tender offer (or takeover scheme) for which a public announcement as contemplated by this subparagraph 2 has been made, the date upon which the Borrower or such other counterpart to the proposed Change of Control transaction consummates or publicly announces the termination or abandonment of the proposed Change of Control transaction which caused this subparagraph 2 to become operative.

C. Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

1. Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If, at any time when this Debenture is outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion, then the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event. In such event, the Borrower shall notify the Transfer Agent of such change on or before the effective date thereof.

2. Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Debenture is outstanding and prior to the conversion of all Debentures, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower (each, a “Change of Control Transaction”), then Holder shall thereafter have the right to receive upon conversion of this Debenture, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon such conversion, such stock, securities or assets which Holder would have been entitled to receive in such transaction had this Debenture been converted in full immediately prior to such transaction (without regard to any limitations on conversion or exercise contained herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of Holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of this Debenture) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of this Debenture. The Borrower shall give, to the extent practical, thirty (30) days’ prior written notice

(but in any event at least fifteen (15) business days prior written notice) of the record date of the special meeting of stockholders to approve, or if there is no such record date, the consummation of, such Change of Control Transaction (during which time Holder shall be entitled to convert this Debenture). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

3. Other Securities Offerings. If, on or after the Closing Date through the date that is 90 days following such date, the Borrower sells Common Stock or securities convertible into, or exchangeable for, Common Stock, other than an Excluded Issuance (collectively, the “Full Ratchet Common Stock”), then, if the effective or maximum sales price of the Common Stock with respect to such transaction (including the effective or maximum conversion, or exchange price) (the “Full Ratchet Price”) is less than the effective Conversion Price of the Debentures at such time and such Full Ratchet Common Stock is eligible for resale prior to November 14, 2007, at the option of the Holder, the Borrower shall adjust the Conversion Price applicable to the portion of this Debenture not yet converted in form and substance reasonably satisfactory to the Holder so that the Conversion Price applicable to this Debenture shall not, in any event, be greater, after giving effect to all other adjustments contained herein, than the Full Ratchet Price.

If, at any time after the date that is 90 days following the Closing Date, the Borrower sells Common Stock or securities convertible into, or exchangeable for, Common Stock, other than an Excluded Issuance (collectively, the “Other Common Stock”), then, if the effective or maximum sales price of the Common Stock with respect to such transaction (including the effective or maximum conversion, or exchange price) (the “Other Price”) is less than the effective Conversion Price of the Debentures at such time and such Other Common Stock is eligible for resale prior to November     , 2007, at the option of the Holder, the Conversion Price applicable to the portion of this Debenture not yet converted will be reduced to a price determined by multiplying the Conversion Price in effect immediately prior to such transaction by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such transaction, plus (y) the quotient of the aggregate consideration received by the Borrower in connection with such transaction divided by the Conversion Price in effect immediately prior to such transaction, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding immediately after such transaction.

(a) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Conversion Price under Article C.3 hereof, the following will be applicable:

(i) Issuance of Rights or Options. If the Borrower in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such

Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Borrower for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii) Issuance of Convertible Securities. If the Borrower in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price on the date of issuance of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Borrower for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Borrower as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(iii) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Borrower upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Borrower upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

(v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Debenture will be the amount received by the Borrower therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Borrower in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Borrower will be the fair value of such consideration. In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Borrower is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Borrower and set forth in a resolution.

As used herein:

“Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Borrower), plus (x) the maximum total number of shares of Common Stock issuable upon the exercise of options, as of the date of such issuance or grant of such options, if any, and (y) the maximum total number of shares of Common Stock issuable upon conversion or exchange of convertible securities, as of the date of issuance of such convertible securities, if any.

“Excluded Issuance” shall mean (i) a sale pursuant to a bona fide firm commitment underwritten public offering of Common Stock by the Borrower (not including a continuous offering pursuant to Rule 415 under the Securities Act), (ii) a sale in an aggregate amount not exceeding 538,262 shares (subject to adjustment for stock splits, stock dividends, stock combination and similar transactions), (iii) any securities deemed to have been issued by the Borrower in connection with any stock option plan, restricted stock plan, or employee benefit plan which has been approved by the Board of Directors of the Borrower, (iv) any securities deemed to have been issued upon issuance of the Debentures or issued upon conversion of the Debentures or the warrants issued pursuant to the Purchase Agreement or issued upon the exercise thereof, (v) securities issued upon exercise of options or convertible securities which are outstanding on the date immediately preceding the Closing Date, (vi) securities issued by the Company in connection with an acquisition of a business, operating assets or a person, (vii) securities issued to any strategic investors, vendors, financial institutions or other lenders in connection with commercial credit arrangements and similar financings, lessors, customers or suppliers, lease or similar arrangements the primary purpose of which is not to raise equity capital, and (viii) the issuance of the Restated Warrants and the New Warrants.

As used herein, the “New Warrants” means those warrants to purchase 243,260 shares of Common Stock of the Company issuable pursuant to the Stock Purchase Warrant dated as of June 4, 2003 executed by the Company for the benefit of k1 Ventures Limited, as amended, restated, supplemented or otherwise modified from time to time, and the “Restated Warrants” means those warrants to purchase 524,329 shares of Common Stock of the Company issuable pursuant to the Amended and Restated Stock Purchase Warrant dated as of June 4, 2003 executed by the Company for the benefit of k1 Ventures Limited, as amended, restated, supplemented or otherwise modified from time to time.

4. Purchase Rights. If, at any time this Debenture is outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock and the record date for the issuance of such Purchase Rights is a date prior to the date of the Borrower’s declaration of its issuance of such Purchase Rights or within ten (10) days of such declaration, then Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on conversion or exercise contained herein and based upon the Conversion Price as would then be in effect) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

D. Mechanics of Conversion. In order to convert this Debenture into shares of Common Stock, Holder shall: (1) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A (“Notice of Conversion”) to the Borrower by facsimile dispatched prior to 10 A.M., New York City time (the “Conversion Notice Deadline”), on the date specified therein as the Conversion Date (as defined in Article II.D.5) (or by other means resulting in, or reasonably expected to result in, written notice to the Borrower on the date specified therein as the Conversion Date) to the office of the Borrower or its designated Transfer Agent for the Debentures, which notice shall specify the principal amount of this Debenture to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion; and (2) subject to Article II.D.1 below, surrender this Debenture along with a copy of the Notice of Conversion to the office of the Borrower as soon as practicable thereafter. In the case of a dispute as to the calculation of the Conversion Price, the Borrower shall promptly issue that number of shares of Common Stock as is not disputed in accordance with subparagraph (3) below. The Borrower shall submit the disputed calculations to its outside accountant via facsimile within five (5) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Borrower and Holder of the results no later than two (2) business days from the time it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive absent manifest error.

1. Surrender of Debenture Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Debenture in accordance with the terms hereof, Holder shall not be required to physically surrender this Debenture to the Borrower unless the entire unpaid principal amount of this Debenture is so converted. Holder and the Borrower shall maintain records showing the principal amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to Holder and the Borrower, so as not to require physical surrender of this Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Borrower shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Debenture is converted as aforesaid, Holder may not transfer this Debenture unless Holder first physically surrenders this Debenture to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of Holder a new Debenture of like tenor, registered as Holder may request, representing in the aggregate the remaining unpaid principal amount of this Debenture. Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

2. Lost or Stolen Debentures. Upon receipt by the Borrower of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Borrower, and upon surrender and cancellation of this Debenture, if mutilated, the Borrower shall execute and deliver a new Debenture of like tenor and date.

3. Delivery of Common Stock Upon Conversion. Upon the submission of a Notice of Conversion, the Borrower shall, within three (3) business days after the Conversion Date (the “Delivery Period”), issue and deliver (or cause its Transfer Agent to so issue and deliver) in accordance with the terms hereof and the Purchase Agreement to or upon the order of Holder that number of shares of Common Stock for the portion of this Debenture converted as shall be determined in accordance herewith. In the event the Borrower or the Transfer Agent, as applicable, fails to issue and deliver the number of shares of Common Stock for the portion of this Debenture converted hereby, the Borrower shall pay to Holder $2,000 per day in cash for each day beyond a two (2) day grace period following the Delivery Period that the Borrower fails to deliver Common Stock (a “Delivery Default”) issuable upon conversion of this Debenture pursuant to the Notice of Conversion until such time as the Borrower has delivered all such Common Stock (the “Delivery Default Payments”). Such Delivery Default Payments shall be paid to Holder by the fifth (5th) day of the month following the month in which they have accrued or, at the option of Holder (by written notice to the Borrower by the first day of the month following the month in which they have accrued), shall be convertible into Common Stock in accordance with the terms of this Article II. The payment of the Delivery Default Payments shall be the Holder’s sole remedy for the failure of the Borrower or the Transfer Agent, as the case may be, to issue and deliver the requisite number of shares of Common Stock upon the conversion of this Debenture; provided, however, that if the Delivery Default giving rise to the payment of Delivery Default Payments continues for more than thirty (30) days, the Holder may exercise its right to seek an order of specific performance with respect to such Delivery Default and otherwise seek to obtain a judgment with respect to any consequential damages resulting from the occurrence and continuance of such Delivery Default.

In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower’s Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon written request of Holder and its compliance with the provisions contained in Article II.A and in this Article II.D, the Borrower shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

4. No Fractional Shares. If any conversion of this Debenture would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of this Debenture.

5. Conversion Date. The “Conversion Date” shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in, or reasonably expected to result in, written notice) to the Borrower or its Transfer Agent before Midnight, New York City time, on the date so specified, otherwise the Conversion Date shall be the first business day after the date so specified on which the Notice of Conversion is actually received by the Borrower or its Transfer Agent. The person or persons entitled to receive the shares of Common Stock issuable upon conversion of this Debenture shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to this Debenture (or portion thereof) surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion (or exercise) and except that the holders preferential rights as a Holder of this Debenture shall survive to the extent the Borrower fails to deliver such securities.

E. [Intentionally Omitted]

F. Reservation of Shares. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion in full of the Debentures outstanding (based on the Conversion Price in effect from time to time) shall at all times be reserved by the Borrower, free from preemptive rights, for such conversion or exercise. As of the Issue Date, 3,144,774 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Debentures (the “Reserved Amount”). The Reserved Amount shall be increased from time to time in accordance with the Borrower’s obligations pursuant to Section 4(g) of the Purchase Agreement. In addition, if the Borrower shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which the Debentures shall be convertible, the Borrower shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the Debentures.

If at any time Holder submits a Notice of Conversion, and the Borrower does not have sufficient authorized but unissued shares of Common Stock duly reserved and available for issuance to effect such conversion in accordance with the provisions of this Article II (a

“Conversion Default”), subject to Article V.I, the Borrower shall issue to Holder all of the shares of Common Stock which are available to effect such conversion and exercise, if applicable. The portion of the principal amount of this Debenture (or the number of shares of Common Stock included in the Notice of Conversion which exceeds the amount which is then convertible (or exercisable) into available shares of Common Stock (the “Excess Amount”) shall, notwithstanding anything to the contrary contained herein, not be convertible (or exercisable) into Common Stock in accordance with the terms hereof until (and at Holder’s option at any time after) the date additional shares of Common Stock are authorized and duly reserved by the Borrower to permit such conversion (or exercise). The Borrower shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following the earlier of (x) such time that Holder notifies the Borrower or that the Borrower otherwise becomes aware that there are or likely will be insufficient authorized and unissued shares to allow full conversion hereof and (y) a Conversion Default. In the event of the occurrence of a Conversion Default, the Borrower shall pay to Holder an amount equal to $2,000 per diem (“Conversion Default Payments”) for each day commencing with the date of the occurrence of the Conversion Default (the “Conversion Default Date”) through but not including the date (the “Authorization Date”) that the Borrower authorizes a sufficient number of shares of Common Stock to effect conversion of the Debentures. The Borrower shall send notice to Holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of Holder’s accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the applicable Conversion Price, at the Holder’s option, as follows:

1. In the event the Holder elects to take such payment in cash, cash payment shall be made to Holder by the fifth (5th) day of the month following the month in which it has accrued.

2. In the event the Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article II (so long as there is then a sufficient number of authorized shares of Common Stock).

Holder’s election shall be made in writing to the Borrower at any time prior to 5:00 p.m., New York City time, on the third (3rd) day of the month following the month in which Conversion Default Payments have accrued. If no election is made, Holder shall be deemed to have elected to receive cash. The payment of the Conversion Default Payments shall be the Holder’s sole remedy for the failure of the Borrower to have reserved a sufficient number of shares of Common Stock to effect a Conversion; provided, however, that if the Conversion Default giving rise to the payment of Conversion Default Payments continues for more than sixty (60) days, the Holder may exercise its right to seek an order of specific performance with respect to such Conversion Default and otherwise seek to obtain a judgment with respect to any consequential damages resulting from the occurrence and continuance of such Conversion Default.

G. Notice of Conversion Price Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article II, the Borrower, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of Holder, furnish or cause to be furnished to Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of this Debenture.

III. CERTAIN COVENANTS

A. Distributions on Capital Stock. So long as any payment obligation is outstanding under this Debenture, the Borrower shall not, without the prior written consent of the holders of a majority of the then outstanding principal amount of the Debentures, pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of its capital stock.

B. Advances and Loans. So long as any payment obligation is outstanding under this Debenture, the Borrower shall not, without the prior written consent of the holders of a majority of the then outstanding principal amount of the Debentures, lend money, give credit or make advances to any unaffiliated person, firm, joint venture or corporation, except loans, credits or advances (a) in existence or committed on the date hereof or (b) made in the ordinary course of business.

C. Contingent Liabilities. So long as any payment obligation is outstanding under this Debenture, the Borrower shall not, without the prior written consent of the holders of a majority of the then outstanding principal amount of the Debentures, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any unaffiliated person, firm, partnership, joint venture or corporation, except for (a) the endorsement of negotiable instruments for deposit or collection, (b) assumptions, guarantees, endorsements and contingencies that are either (i) in existence or committed on the date hereof or (b) transactions made in the ordinary course of business.

D. Borrowings. So long as any payment obligation is outstanding under this Debenture, the Borrower shall not, without the written consent of the holders of a majority of the then outstanding principal amount of the Debentures, create, incur or assume any indebtedness for borrowed money unless the Consolidated Debt Service Coverage Ratio for the period of four full fiscal quarters of the Borrower for which internal financial statements are available ended immediately prior to the date on which such additional indebtedness for borrowed money is incurred, would have been at least 2.25 to 1.00 (except as otherwise provided in this paragraph), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if (1) the additional indebtedness for borrowed money had been incurred, (2) such net proceeds had been applied, and (3) if the Borrower or any subsidiary will have made an investment in any subsidiary (or any person or entity which becomes a subsidiary or is merged with or into the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such investment or acquisition occurred, at the beginning of such four quarter period. The foregoing notwithstanding, the Borrower may create, incur or assume the following indebtedness for borrowed money: (a) refinancings, refundings, replacements or extensions from time to time of indebtedness for borrowed money that is outstanding or committed as of February 13, 2003 or was permitted hereunder to be incurred thereafter, so long as the principal amount of such indebtedness does not exceed 120% of the principal amount of the indebtedness that is refinanced, refunded, replaced or extended (and for purposes of this proviso, the 120% threshold shall be determined by reference to the indebtedness outstanding or committed on February 13, 2003) (“Refinancing Debt”), (b) indebtedness to trade creditors incurred in the ordinary course of business, (c) indebtedness, the proceeds of which shall be used to repay this Debenture at maturity, upon optional redemption or following the occurrence of a Mandatory Redemption Event and (d) indebtedness for borrowed money owing by the Borrower to any of it’s wholly-owned subsidiaries.

E. Stock Repurchases. So long as any payment obligation is outstanding under this Debenture, the Borrower shall not repurchase or otherwise acquire any of its capital stock unless such repurchase is permitted by the Borrower’s then existing senior credit facility.

F. Additional Interest. If in connection with the incurrence of any Refinancing Debt (A) the Consolidated Debt Service Coverage Ratio would be less than 2.00 to 1.00 following the incurrence of such indebtedness (determined on a pro forma basis as set forth in the first sentence of paragraph D) and (B) the Debt/Stockholders Equity Ratio would be greater than 0.60 to 1.00 following the incurrence of such indebtedness (determined on a pro forma basis as set forth in the first sentence of paragraph D) (the occurrence of the foregoing being referred to herein as a “Refinancing Event”), then the Borrower shall pay to the Holder additional interest in the amount of 75 basis points (pro rated for the actual number of days elapsed in the fiscal quarter) of the outstanding principal balance of this Debenture (such additional interest, the “Additional Interest”) for each fiscal quarter (or portion thereof since the occurrence of the Refinancing Event), commencing with the fiscal quarter in which such Refinancing Debt is incurred to (but excluding) the first fiscal quarter thereafter for which the Consolidated Debt Service Coverage Ratio is equal to or greater than 2.00 to 1.00 (determined as of the last day of such quarter for the period of four consecutive quarters then ended, on a pro forma basis as set forth in the first sentence of paragraph D) or the Debt/Stockholders Equity Ratio is less than or equal to 0.60 to 1.00 (determined as of the last day of such quarter on a pro forma basis as set forth in the first sentence of paragraph D). If any Additional Interest is payable by the Borrower the Borrower shall pay to the Holder all such Additional Interest that is then due and payable within 15 days after each fiscal quarter in which Additional Interest is payable.

As used in this Article III:

“Consolidated EBITDA” means, for any period, Consolidated Net Income, plus to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated

Interest Expense, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) other non-recurring or non-cash charges, and (vi) extraordinary losses, all for the Borrower and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles.

“Consolidated Debt Service Coverage Ratio” means, for any period, the ratio of (i) the aggregate amount of Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its subsidiaries on a consolidated basis for such period, determined in accordance with generally accepted accounting principles.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its subsidiaries on a consolidated basis for such period, determined in accordance with generally accepted accounting principles.

“Debt/Stockholders Equity Ratio” shall mean, as of the date of determination thereof, the ratio of (i) the Borrower’s indebtedness for borrowed money to (ii) the sum of (A) the Borrower’s indebtedness for borrowed money plus (B) the Borrower’s stockholder’s equity, in each case determined in accordance with generally accepted accounting principles as of such date of determination (except for the pro forma adjustments contemplated by the first sentence of Paragraph D).

IV. MATURITY

The entire principal amount of the Debentures then outstanding (together with any accrued and unpaid interest thereon, Default Interest and all other amounts due and payable by the Borrower) on the Maturity Date, shall be paid by the Borrower to the Holder in immediately available funds. At the option of the Holder, the Maturity Date shall be delayed by one (1) Trading Day for each Trading Day occurring prior thereto and prior to the full conversion of the Debentures that (i) any Registration Statement required to be filed and to be effective pursuant to the Registration Rights Agreement is not effective or sales of all of the Registrable Securities otherwise cannot be made thereunder during the Registration Period (whether by reason of the Borrower’s failure to properly supplement or amend the prospectus included therein in accordance with the terms of the Registration Rights Agreement or otherwise), (ii) any Mandatory Redemption Event exists, without regard to whether any cure periods shall have run or (iii) the Borrower is in breach of any of its obligations pursuant to Section 4(g) of the Purchase Agreement.

V. CONVERSION AT THE OPTION OF THE BORROWER

Subject to the limitations on conversion set forth in Article II.A, the Borrower may, at its option, automatically convert this Debenture (an “Mandatory Conversion”) at any time after

February 14, 2006 if (i) the Trade Price per share of the Common Stock has exceeded 140% of the Conversion Price then in effect for at least fifteen (15) Trading Days within a period of twenty (20) consecutive Trading Days ending five (5) Trading Days prior to the mandatory conversion date, (ii) a registration statement covering the resale of the Common Stock issuable upon such conversion is effective (and has been effective for the thirty (30) days prior to the automatic conversion date set forth in the Mandatory Conversion Notice described below) and available for resale of the Common Stock issuable upon conversion of this Debenture, (iii) the Common Stock issuable upon conversion of this Debenture is authorized and reserved for issuance, (iv) the shares of Common Stock issuable upon conversion are listed for trading on the NYSE and (v) no Mandatory Redemption Event then exists. Unless the Borrower shall have theretofore called for redemption this Debenture in full, the Borrower shall give to the Holder by mailing, first class postage prepaid, a notice (the “Mandatory Conversion Notice”) of the Mandatory Conversion not more than thirty (30) days and not less than five (5) days before the automatic conversion date. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Each Mandatory Conversion Notice shall state: (a) the automatic conversion date, (b) the place or places where the Debenture is to be surrendered for conversion and (c) the Conversion Price then in effect. If any of the foregoing provisions or other provisions of this Section are inconsistent with applicable law, such law shall govern. In the event of a Mandatory Conversion, the Borrower shall issue and deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion of this Debenture along with any cash in respect of any fractional shares of Common Stock otherwise issuable upon conversion as promptly after the Mandatory Conversion Date as practicable in accordance with the provisions of this Article V. The Debenture subject to the Mandatory Conversion shall be delivered to the Borrower to be canceled. Notwithstanding notice of a Mandatory Conversion, the Holder shall at all times prior to the Mandatory Conversion Date maintain the right to convert all or any portion of this Debenture in accordance with Article II. “Trade Price” means, for any security as of any date, the highest sale price of the Common Stock on the NYSE as reported by Bloomberg or, if NYSE is not the principal trading market for such security, the sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no sale price of such security is available in any of the foregoing manners, the bid price of any market maker for such security that is listed in the “pink sheet” by the National Quotation Bureau, Inc. If the Trade Price cannot be calculated for such security on such date in the manner provided above, the Trade Price shall be the fair market value as determined in good faith by the Board of Directors of the Borrower and set forth in a resolution. If, due to the limitations set forth in Article II.A, the holder of this Debenture is unable to convert any portion of this Debenture pursuant to this Article V, holder shall not convert any such portion of this Debenture not converted as a result of such limitation until the holder’s beneficial ownership (as calculated in accordance with Article II.A) of Borrower is below 9.9% of the outstanding shares of Common Stock. If (i) a Mandatory Conversion Notice has been delivered, (ii) holder’s beneficial ownership (as calculated in accordance with Article II.A.1) of Borrower decreases below 9.9% of the outstanding shares of Common Stock, and (iii) amounts (either principal or interest) remain outstanding under this Debenture, at any time the holder’s beneficial ownership of Borrower decreases below 9.9% of the outstanding shares of Common Stock, without any further notice to the Borrower, the holder shall resume conversion of this Debenture pursuant to this Article V until (i) holder’s beneficial ownership (as calculated in accordance with Article II.A.1) of Borrower increases to 9.9% of the outstanding shares of Common Stock or (ii) all amounts outstanding under this Debenture have been converted.

VI. SUBORDINATION

A. Subordination to Senior Indebtedness. The Borrower covenants and agrees, and each Holder of this Debenture, by his or her acceptance thereof, likewise covenants and agrees, that this Debenture shall be issued subject to the provisions of this Article VI and to the extent and in the manner hereinafter set forth in this Article VI, the indebtedness represented by this Debenture and the payment of the principal amount, and interest thereon, or any other amounts in respect of this Debenture are hereby expressly made subordinate and junior and subject in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of the Borrower now outstanding or hereinafter incurred. “Senior Indebtedness” means the principal of, make-whole amount, if any, and premium, if any, and interest on, fees, costs and expenses in connection with and other amounts due on (i) all indebtedness and other obligations of the Borrower under the Credit Agreement (the Credit Agreement dated as of December 21, 1999, among the Borrower, the lenders from time to time party thereto, and Bank of America, as administrative agent (the “Administrative Agent”), as amended by the First Amendment to Credit Agreement dated as of March 28, 2002, as such agreement is amended, restated, refinanced or replaced from time to time, is referred to herein as the “Credit Agreement”), (ii) all indebtedness and other obligations of the Borrower under the Note Agreements dated as of October 15, 1992 among the Borrower and the institutional investors named therein as amended by the Fourth Amendment to the Note Agreements, dated as of March 27, 2002 (said agreements as from time to time hereafter amended or restated, the “1992 Note Agreements”), (iii) all indebtedness and other obligations of the Borrower under the Note Purchase Agreement dated as of December 1, 1999 among the Borrower and the institutional investors named therein amended by the Third Amendment dated as of March 27, 2002 (said agreement as from time to time hereafter amended and restated, the “1999 Note Agreements”), (iv) all indebtedness of the Borrower for monies borrowed, including, without limitation, accounts receivable sold or assigned by the Borrower, (v) all obligations of the Borrower evidenced by any notes, debentures, bonds or other instruments issued to banks, trust companies, insurance companies, other financial institutions and other entities that in the ordinary course of business make loans, (vi) all obligations of the Borrower under any interest or currency swap agreements, hedging agreements, cap, floor and collar agreements, spot and forward contracts and other similar agreements, (vii) obligations in respect of letters of credit, bank guarantees and bankers acceptances, (viii) principal of, and interest on any indebtedness or obligations of others of the kinds described in (i) through (vii) above assumed or guaranteed in any manner by the Borrower, and (ix) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described in (i) through (viii) above, in each case unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that the same is not senior in right of payment to this Debenture. Senior Indebtedness includes, with respect to the foregoing, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower, whether or not post-filing interest is allowed in such proceeding. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (a) indebtedness of the Borrower evidenced by any other Debenture issued pursuant to the Purchase

Agreement, each of which shall rank equally and ratably with this Debenture, (b) any obligation of the Borrower to any subsidiary of the Borrower, (c) any liability for Federal, state, local or other taxes owed or owing by the Borrower, (d) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (e) any indebtedness or obligation of the Borrower (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other indebtedness or obligation of the Borrower (but excluding the effect of intercreditor arrangements among the Borrower and the holders of Designated Senior Debt (as hereinafter defined)), or (f) any obligation with respect to any shares, interest, rights to purchase, warrants, options, participations or other equivalents of, or interests in, the equity of the Borrower or any subsidiary, including any preferred stock or other preferred equity.

B. No Payment or Enforcement Actions if Default in Senior Indebtedness. No payment on account of principal of, or interest on this Debenture shall be made, and this Debenture shall not be redeemed or purchased directly or indirectly by the Borrower (or any of its subsidiaries), if at the time of such payment or purchase or immediately after giving effect thereto, (i) a default in the payment of principal, make-whole amount, if any, premium, if any, interest, or other obligations in respect of any Senior Indebtedness occurs and is continuing (a “Payment Default”), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or (ii) the Borrower shall have received notice (a “Payment Blockage Notice”) from the holder or holders of Designated Senior Debt that there exists under such Designated Senior Debt a default, which shall not have been cured or waived in writing by the holders of the requisite percentage of the Senior Indebtedness in accordance with the terms of such Senior Indebtedness, permitting the holder or holders thereof to declare such Designated Senior Debt due and payable, but only for the period (the “Payment Blockage Period”) commencing on the date of receipt of the Payment Blockage Notice and ending on the earlier of (a) the date such default shall have been cured or waived in writing by the holders of the requisite percentage of the Senior Indebtedness in accordance with the terms of such Senior Indebtedness, or (b) the 180th day immediately following the Borrower’s receipt of such Payment Blockage Notice. The Borrower shall resume payments on and distributions in respect of this Debenture, including any past scheduled payments of interest on such Debentures to which the Holder would have been entitled but for the provisions of this Article VI(B) in the case of a Payment Default, on the date upon which such Payment Default is cured or waived or ceases to exist. In addition, notwithstanding clauses (i) and (ii), unless the holders of Designated Senior Debt shall have accelerated the maturity of such Designated Senior Debt, the Borrower shall resume payments on this Debenture after the end of each Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period. “Designated Senior Debt” means any (i) Senior Indebtedness outstanding under the Credit Agreement, the 1992 Note Agreements and the 1999 Note Agreement and (ii) Senior Indebtedness the instruments or agreements creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Borrower is a party) expressly provides that such indebtedness shall be “Designated Senior Debt” for purposes of this Debenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of the holders of such Senior Indebtedness to exercise the rights of holders of Designated Senior Debt). If any payment made to any holder of any Designated Senior Debt with respect to such Designated Senior Debt is rescinded or must otherwise be returned by such holder upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the reinstated indebtedness of the Borrower arising as a result of such rescission or return shall constitute Designated Senior Debt effective as of the date of such rescission or return. So long as either a Payment Default shall exist or a Payment Blockage Period is then in effect, the Holder shall not (i) deliver any Mandatory Redemption Notice (unless the requisite percentage of the holders of the Senior Indebtedness have accelerated the Senior Indebtedness), (ii) reduce any claim to judgment or otherwise institute any suit to enforce or collect any amount payable under this Debenture or the Purchase Agreement, (iii) commence or join with any other creditor of the Borrower in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against the Borrower or (iv) otherwise ask, demand, sue for, take or receive from the Borrower, by set off or in any other manner, the whole or any part of any monies which may now or hereafter be owing by the Borrower to the Holder on account of any amounts payable under this Debenture (any such action being hereinafter referred to as an “Enforcement Action”). The Holder shall not take any Enforcement Action unless the Holder shall have given the holders of Designated Senior Debt not less than 15 days prior written notice of such proposed Enforcement Action.

C. Payment upon Dissolution, Etc.

(a) In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Borrower or any dissolution or winding up or total or partial liquidation or reorganization of the Borrower (being hereinafter referred to as a “Proceeding”), the Holder, by his or her acceptance thereof, agrees that such Holder shall, upon request of a holder of Senior Indebtedness, and at such Holder’s own expense take all reasonable actions (including but not limited to the execution and filing of documents and the giving of testimony in any Proceeding, whether or not such testimony could have been compelled by process) necessary to prove the full amount of all their claims in any Proceeding and the holders of the other Debentures shall not waive any claim in any Proceeding without the written consent of such Holder. The Holder hereby irrevocably authorizes, empowers and appoints each holder of the Designated Senior Debt as its attorney in fact to execute, verify and deliver or file any such proof of claim.

(b) Upon payment or distribution to creditors in a Proceeding of assets of the Borrower of any kind or character, whether in cash, property or securities, all Senior Indebtedness shall first be paid in full in cash or cash equivalents before the Holder shall be entitled to receive or, if received, to retain any payment or distribution on account of this Debenture, and upon any such Proceeding, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Article VI shall be paid by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holder, if the Holder shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full in cash or cash equivalents after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder.

D. Payments on Debenture. Subject to Article VI.C, the Borrower may make payments of the principal of, and any interest or premium on, or any other amounts due in respect of, this Debenture, if at the time of payment, and immediately after giving effect thereto, (i) there exists no Payment Default or a Payment Blockage Period and (ii) the Borrower is permitted to make payments under Article VI.C.

E. Certain Conversions Deemed Payment. For the purposes of this Article VI only (a) the issuance and delivery of junior securities upon conversion of this Debenture in accordance with Articles II or V shall not be deemed to constitute a payment of distribution on account of the principal of or interest on this Debenture or on account of the purchase or other acquisition of this Debenture, and (b) the payment, issuance or delivery of cash (except in satisfaction of fractional shares), property or securities (other than junior securities) upon conversion of this Debenture shall be deemed to constitute payment on account of the principal of this Debenture. For the purposes of this Article VI.E, the term “junior securities” means (i) shares of any stock of any class of the Borrower which are not subject to mandatory redemption or purchase by the Borrower, or (ii) securities of the Borrower which are subordinated in right of payment to all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, this Debenture is so subordinated as provided in this Article VI as determined in good faith by the requisite holder of Designated Senior Debt in accordance with the terms of such Designated Senior Debt. Nothing contained in this Article VI or elsewhere in this Debenture is intended to or shall impair, as among the Borrower, its creditors other than holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Debenture in accordance with Article II.

F. Subrogation. Subject to payment in full in cash or cash equivalents of all Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Borrower made on such Senior Indebtedness until all principal and interest on this Debenture shall be paid in full; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which any Holders of the Debentures would be entitled except for the subordination provisions of this Article VI shall, as between the Holder and the Borrower and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness. Each Holder waives and agrees not to assert against any holder of Senior Indebtedness any rights that a guarantor or surety could exercise; provided, however that nothing herein is intended or shall be deemed to cause the Holder to be a guarantor or surety of the Borrower’s obligations to the holders of the Senior Indebtedness.

G. Rights of Holder Unimpaired. The provisions of this Article VI are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Article VI shall impair, as between the Borrower and the Holder, the obligation of the Borrower, which is unconditional and absolute, to pay to the Holder the principal thereof (and premium, if any) and interest thereon, in accordance with the terms hereof.

H. Holders of Senior Indebtedness. These provisions regarding subordination will constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions to the same extent as if they were named therein, and they or any of them individually or through their representatives may proceed to enforce such subordination. The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to any of the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provisions of this Article VI, (i) change the manner, terms or place of payment of, or renew or alter, any Senior Indebtedness, or otherwise amend (including any amendment which has the effect of extending the maturity of the Senior Indebtedness or increasing the rate of interest thereon) or supplement the same, (ii) sell, exchange or release any collateral mortgaged, pledged or otherwise securing the Senior Indebtedness, (iii) release any person liable in any manner for the Senior Indebtedness and (iv) exercise or refrain from exercising any rights against the Borrower or any other Person.

I. Amendments to Debenture. Without the prior written consent of the Required Holders (as defined in the 1992 Note Agreements and the 1999 Note Agreement) of Designated Senior Debt and the Administrative Agent, neither the Holder nor the Borrower will amend, supplement, alter or modify any provision of this Debenture or the Purchase Agreement which (i) changes the dates upon which payments of principal or interest on this Debenture are due, (ii) changes, or adds any Mandatory Redemption Event to this Debenture, (iii) changes the redemption or prepayment provisions of this Debenture, (iv) alters the provisions of this Article VI, or (v) shortens the maturity date of this Debenture or otherwise alters the repayment terms of this Debenture.

VII. MISCELLANEOUS

A. Failure of Indulgence Not Waiver. No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

B. Notices. Any notices required or permitted to be given under the terms of this Debenture shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to the Borrower:

2051 Palomar Airport Road

Carlsbad, CA 92009

Attention: General Counsel

Facsimile: (760) 494-1099

With copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071

Attention: Andy Bogen, Esq.

Facsimile: (213) 229-7520

If to Holder, to the address set forth immediately below Holder’s name on the signature pages to the Purchase Agreement or such other address as is communicated to the Borrower by notice by Holder in accordance with the terms hereof.

With copy to:

Martin T. Schrier, Esq.

Akerman Senterfitt

One Southeast Third Avenue

Miami, Florida 33131

Facsimile: (305) 374-5095

C. Amendment Provision. The Debentures may be amended only by an instrument in writing signed by the Borrower and the holders of a majority of the then outstanding principal amount of the Debentures.

D. Assignability. This Debenture shall be binding upon the Borrower and its successors and assigns and, in the case of Article VI, the holders of Senior Indebtedness and their respective successors and assigns, and shall inure to the benefit of Holder and its successors and assigns. In the event Holder shall sell or otherwise transfer any portion of this Debenture, each transferee shall be allocated a pro rata portion of such transferor’s Maximum Share Amount and Reserved Amount. Any portion of the Maximum Share Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Debentures shall be allocated to the remaining holders of Debentures, pro rata based on the total principal amount of Debentures then held by such holders.

E. Cost of Collection. If default is made in the payment of this Debenture, the Borrower shall pay Holder costs of collection, including reasonable attorneys’ fees.

F. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York (without regard to principles of conflict of laws). The Borrower and Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and state courts located in the City of New York, Borough of Manhattan, in any suit or proceeding based on or arising under this Debenture, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The

Borrower and Holder irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Borrower and Holder further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect Holder’s right to serve process in any other manner permitted by law. The Borrower and Holder agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

G. Denominations. At the request of Holder, upon surrender of this Debenture, the Borrower shall promptly issue new Debentures in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as Holder shall request.

H. Pro Rata Allocations. The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Borrower pro rata among the holders of the Debentures based on the total principal amount of Debentures originally issued to each holder of the Debentures. Each increase to the Maximum Share Amount and the Reserved Amount shall be allocated pro rata among the holders of the Debentures based on the total principal amount of Debentures held by each holder at the time of the increase in the Maximum Share Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder’s shares of the Debentures, each transferee shall be allocated a pro rata portion of such transferor’s Maximum Share Amount and Reserved Amount. Any portion of the Maximum Share Amount or Reserved Amount which remains allocated to any person or entity which does not hold any the Debentures shall be allocated to the remaining holders of shares of the Debentures, pro rata based on the total principal amount of Debentures held by such holders.

I. Status as Debentureholder. Upon submission of a Notice of Conversion by Holder, the principal amount of this Debenture and the interest thereon covered thereby (other than any portion of this Debenture, if any, which cannot be converted because the conversion thereof would exceed such holder’s allocated portion of the Maximum Share Amount or Reserved Amount) shall be deemed converted into shares of Common Stock as of the Conversion Date and Holder’s rights as a holder of this Debenture shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Borrower to comply with the terms of this Debenture. Notwithstanding the foregoing, if Holder has not received certificates for all shares of Common Stock prior to the tenth business day after the expiration of the Delivery Period with respect to a conversion for any reason, then (unless Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under this Debenture and the Borrower shall, as soon as practicable, return this Debenture to Holder.

In all cases, Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive Conversion Default Payments pursuant to Article II.F to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article II.F) for the Borrower’s failure to convert this Debenture.

J. Remedies Cumulative. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance giving rise to such remedy and nothing herein shall limit Holder’s right to pursue actual damages for any failure by the Borrower to comply with the terms of this Debenture. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Holder and that the remedy at law for any such breach may be inadequate. The Borrower therefore agrees, in the event of any such breach or threatened breach, Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

K. Board Determinations. In the event the Board of Directors of the Borrower exercises its obligation to determine the fair market value of the Common Stock in accordance with the terms of this Debenture, the Borrower shall provide to the Holder hereof together with a copy of resolution setting forth the Board of Directors’ good faith determination of the fair market value of such Common Stock a certificate setting forth in reasonable detail the process by which the Board of Directors of the Borrower made its determination.

L. Effect on Original Debenture. This Debenture amends and restates the Borrower’s $12,500,000 aggregate principal amount Convertible Subordinated Debenture dated February 14, 2003 (the “Original Debenture”) issued to the Holder; and, the Borrower and the Holder hereby agree that the execution and delivery of this Debenture shall not constitute or effect or be deemed to constitute or effect a novation, refinancing, discharge, extinguishment or refunding of the indebtedness evidenced by the Original Debenture.

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IN WITNESS WHEREOF, Borrower has caused this Debenture to be signed in its name by its duly authorized officer as of the date first above written.

K2 INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Debentures)

The undersigned hereby irrevocably elects to convert $             principal amount of the Debenture (defined below) into shares of common stock, par value $1.00 per share (“Common Stock”), of K2 Inc., a Delaware corporation (the “Borrower”) according to the conditions of the convertible subordinated debentures of the Borrower dated as of February     , 2003 (the “Debentures”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned irrevocably elects to convert [$             representing all principal, accrued but unpaid interest and other amounts due] [$             representing a portion of the principal outstanding under the Debenture held by the undersigned] at the Conversion Price set forth below.

The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:

Account Number:

☐	In lieu of receiving shares of Common Stock issuable pursuant to this Notice of Conversion by way of a DWAC Transfer, the undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name:

Address:

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Debentures shall be made pursuant to registration of the securities under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date of Conversion:

Conversion Price:

Number of Shares of Common Stock to be Issued

Signature:

Name:

Address:

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